Exhibit 3(i)(b)

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

ALLIN COMMUNICATIONS CORPORATION

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is ALLIN COMMUNICATIONS CORPORATION.

2. The certificate of incorporation of the corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article FIRST the following new Article FIRST:

“The name of the corporation is ALLIN CORPORATION.”

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on January 8th, 1999

/s/ Dean C. Praskach
Dean C. Praskach, V.P./Secretary